Exhibit 10.13

August 31, 2022

Assaf Ronen

*****

Dear Assaf,

On behalf of Payoneer Inc. (“Payoneer” or the “Company”), I am pleased to offer you the position of Chief Platform Officer of Payoneer Global Inc., under the employ of Payoneer Inc., reporting to Payoneer Global Inc.’s Co-CEO, John Caplan. We believe you will add substantially to the team and contribute greatly to the ultimate success of Payoneer.

The principal terms of our offer for your employment with the Company are as set forth below:

1.	Position: Full-time, Chief Platform Officer.

2.	Start Date: October 2, 2022, or other mutually agreed-upon date, subject to your satisfaction of the requirements set forth in paragraph 11 hereof.

3.	Compensation:

a.	Base Salary: Your annual base salary will be USD $450,000 per year, less applicable taxes and withholdings, and payable in accordance with the Company’s standard payroll schedule. As an exempt employee, you will be paid your salary for all hours worked in a given workweek and will not be eligible for overtime.

b.	Bonus: You will be eligible to receive an annual performance bonus, awarded at the Company’s sole discretion and payable, if any, at the end of the budget year, commencing with respect to calendar year 2023. You must have been employed by the Company at the end of the bonus pay cycle for such budget year to earn or receive any bonus. The total annual bonus will be targeted at 100% of your annual salary, but there is no guarantee as to the amount, if any, that may be awarded. For clarity, no bonus will be awarded to you for the 2022 calendar year.

c.	Equity: You will receive the following grant of RSU under the Payoneer Global Inc. Omnibus Incentive plan (the “Plan”), with each RSU representing a right to receive one share of Payoneer Global (NASDAQ: PAYO) stock (the “PAYO Stock”), subject to the approval of the Compensation Committee of Payoneer Global Inc.’s Board of Directors, the terms of the Plan and any RSU agreement/notice of grant, which will be granted to you as soon as reasonably practicable after the Start Date:

i.	2,250,000 RSU (the “Time-Vesting RSU”), which will vest under the following schedule: 25% of the Time-Vesting RSU will vest on the first anniversary of the Start Date and the remaining 75% of the Time-Vesting RSU will vest quarterly over the subsequent three-year period thereafter.

ii.	600,000 RSU (the “Performance-Vesting RSU”), which will vest upon the achievement of both the Time-Vesting Condition and the respective Performance-Vesting Condition. The Time-Vesting Condition will be satisfied pursuant to the following schedule (the

“Time-Vesting Condition”): 25% of the Performance-Vesting RSU will vest on the first anniversary of the Start Date, and the remaining 75% will vest quarterly over the subsequent three-year period thereafter. The Performance-Vesting Condition with respect to 300,000 of the Performance-Vesting RSU shall be satisfied upon the achievement of a PAYO Stock price performance target of $15.00 and the Performance-Vesting Condition with respect to 300,000 of the Performance-Vesting RSU shall be satisfied upon the achievement of a PAYO Stock price performance target of $20.00 (each a “Performance-Vesting Condition”). Each said PAYO Stock price performance target shall be deemed achieved if the closing market price of PAYO Stock is equal to or greater than the respective PAYO Stock price performance target for 20 out of 30 consecutive trading days, occurring on or before October 1, 2027.

iii.	Any vesting of RSU as set forth above shall be subject to your continued employment with the Company or Payoneer R&D through the applicable vesting date under (i) and (ii) above and through the date that the applicable PAYO Stock price performance target is achieved.

d.	Signing Bonus. You will be paid a signing bonus of $450,000 (the “Signing Bonus”) less applicable taxes and withholdings within 30 days of the Start Date. In the event that you voluntarily terminate your employment with the Company or Payoneer R&D within the first 12 months from the Start Date, or if the Company or Payoneer R&D terminate your employment for Cause (as defined below), you will repay the gross amount of the Signing Bonus to the Company as promptly as possible following the termination date of your employment and no later than the 15th day thereafter.

e.	Other Agreed Terms. Commencing as of no later than August 1, 2023, you will be employed by Payoneer R&D in Petach Tikvah, Israel (“Payoneer R&D”) and enter into an employment agreement with Payoneer R&D, substantially pursuant to the terms set forth herein, subject to any reasonable adjustments required under Israeli law (the “Payoneer R&D Employment Agreement”). At the time the Payoneer R&D Employment Agreement enters into effect, your employment with the Company will terminate without further action by either party, and no payment, compensation, including without limitation for severance, notice or otherwise, will be due and payable to you by the Company at such time in connection with or as a result of such termination.

4.	Benefits: As a full-time employee, you will be eligible to participate in any employee benefit plans offered to other full-time employees, subject to the eligibility requirements and terms of any such plans. In addition, you will be entitled to 20 days of paid vacation days in accordance with the Company’s vacation policy, as in effect from time to time. You will also be entitled to sick leave in accordance with the Company’s sick leave policy, as in effect from time to time, and in accordance with applicable law. A full benefits package will be sent to you under separate cover. The Company reserves the right to amend, modify or terminate such benefit plans and policies at its sole discretion.

5.	Relocation Assistance: As you will be relocating from the USA to Israel, you will be offered the following relocation assistance to be paid for by the Company, by way of reimbursement against receipts or by direct payment by the Company.

a.	You will be reimbursed by the Company in the amount of up to $25,000 for reasonable expenses relating to your relocation from the USA to Israel. Receipts for the expenses should be submitted to the Company no later than 30 days after they are incurred and will be paid to you by the Company no later than 30 days thereafter. All such expenses should be submitted for reimbursement within the first six months of employment. In the event that you voluntarily terminate your employment with the Company or Payoneer R&D within the first 12 months immediately following the Start Date, you will be required to repay to the Company the full reimbursement amounts that you have received.

b.	Flights: In addition, the Company will bear the cost of a relocation flight from the United States to Israel for yourself and economy class flight ticket for your spouse and children below the age of 18 upon your relocation.

6.	Expenses: The Company will reimburse you for reasonable and necessary expenses incurred by you in furtherance of the Company’s business in accordance with the Company’s business and travel policy as may be in effect from time to time.

7.	At-Will Employment: Subject to the provisions of paragraph 3(e) above, employment with the Company is for no specific period of time. You or the Company each have the right to terminate your employment (whether with the Company or with Payoneer R&D, as applicable) at any time by advance written notice to the other of one hundred eighty (180) days. The employing company shall have the right, in its discretion, to ask that you cease work during all or part of the notice period set forth above. Notwithstanding the foregoing, the Company shall be entitled to terminate your employment with immediate effect and without any prior notice for Cause. For the purpose hereof, “Cause” shall exist in case of (a) your conviction of, or plea of “guilty” or nolo contendere of a felony or any crime involving moral turpitude, (b) your willful misconduct with regard to the business, assets or employees of the Company, (c) you being charged of theft, embezzlement, dishonesty or fraud with regard to the Company, (d) any other material breach by you of this offer letter (or the Payoneer R&D Employment Agreement, as applicable), which, if curable, remains uncured for seven (7) days after written notice thereof is given to you, and/or (e) any material breach of your duties, which are not curable to the employing company.

8.	Confidentiality: Both during and after your employment, you have a personal responsibility to protect and maintain the confidentiality of information belonging or relating to Payoneer, its affiliates and their clients. Accordingly, you must not, except in the proper performance of your job duties or as required by law, use or exploit, or disseminate, disclose or divulge to any firm, corporation, association or other business entity any proprietary or confidential information in whatever form in which you may have acquired it in the course of your employment concerning the business, affairs, finances, clients, or relationships of Payoneer or its affiliates, or any of its or their suppliers, agents or clients. You must use your best efforts to prevent the unauthorized publication or disclosure of any such confidential or proprietary information. This obligation will continue after your employment ends, unless and until any such information comes into the public domain (other than through any breach by you). You acknowledge that the use and distribution of information learned in the course of your employment could contravene applicable law and regulations. Confidential information includes all information that reasonably would be regarded as confidential (including without limitation, customer names, customer contact details, customer financial information, sales and marketing plans, business plans of Payoneer or its affiliates or any documents or information marked as confidential). When you leave the Company’s employment you must return: (i) all items of Payoneer property, including but not limited to all Payoneer confidential information (including copies), smartphones, building or office access cards, keys, computer equipment, files, documents, records, software and databases; and (ii) any other information in your possession which relates to the Company’s clients or business. If requested, you must sign an undertaking that you have complied with the terms of this provision. You will also be required, as a condition of your employment, to sign the Company’s standard Employee Confidentiality and Non-Disclosure Agreement. It is agreed that you may be provided with and/or have access to certain confidential and proprietary information of Payoneer prior to the Start Date, and that the provisions of this paragraph as well as the said Confidentiality and Non-Disclosure Agreement will apply to any information so provided or accessed.

9.	Compliance with Company Policies. You agree to comply fully with all of the Company’s policies and procedures as may be in effect from time to time. Failure to do so shall be grounds for disciplinary action, up to and including termination of employment. You acknowledge that in the course of disclosure of information as set forth in paragraph 8 above, Payoneer may make available certain information that has not yet been disclosed to or filed with the applicable securities authority by Payoneer Global Inc. You acknowledge and agree that using or sharing such information and/or utilizing it to your benefit may cause Payoneer and/or Payoneer Global to be in violation of applicable securities laws. You further undertake and agree to procure that you or anyone on your behalf shall not utilize such information in a way which may be considered ‘insider trading’ or in any way which may be considered a violation of applicable securities laws.

10.	Representations. You represent that you are free to accept employment with Payoneer without any contractual restrictions, express or implied, with respect to any of your prior employers or other third parties, including, but not limited to, non-solicitation or non-competition agreements. Your failure to disclose any such contractual restrictions may be grounds for rescission of this offer and/or termination of your employment. You further represent that you will not possess or use, during your employment with the Company, any confidential or proprietary information, including, but not limited to, documents, files, disks, or other materials, belonging to your former employer or any other third party, which you are otherwise prohibited from using in connection with your employment with the Company. Finally, you represent that you have not made any misrepresentations or omissions in the course of your application for employment with the Company.

11.	Contingencies: This offer of employment is contingent upon all of the following:

●	Your execution of the Company’s Confidentiality and Non-Disclosure Agreement;

●	Your provision to the Company of documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated; and

●	The Company’s receipt of satisfactory references and successful completion of its checking of such references as well as successful completion of a background check.

12.	Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflicts of law principles. This letter, along with the Employee Confidentiality and Non-Disclosure Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by written agreement signed by an authorized representative of the Company and you.

To accept the Company’s offer, please sign and date this letter in the space provided below.

I look forward to your favourable reply and to working with you at Payoneer.

Sincerely,

/Scott Galit/	Aug 31, 2022
Scott Galit, CEO Payoneer Inc.	Date

ACCEPTED:

/Assaf Ronen/	Aug 31, 2022
Assaf Ronen	Date